Exhibit 99.1

FOR IMMEDIATE RELEASE TUESDAY, NOVEMBER 15, 2005 Contact: David J. Vander Zanden President / CEO 920-882-5602	Mary Kabacinski EVP / CFO 920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2006 SECOND QUARTER

AND YEAR TO DATE FINANCIAL RESULTS

•	Record revenues at $702 million for six-month period

•	Gross margin expands 150 basis points for period

•	Free cash flow improves $31 million year to date

Greenville, WI, November 15, 2005—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported second quarter and six months fiscal 2006 financial results.

The first six months of fiscal 2006 represent the back-to-school season. Revenues for the first six months of fiscal 2006 were a record $702.4 million, a 0.5 percent increase over fiscal 2005. Gross margin expanded 150 basis points to 43.2 percent reflecting improvement in both the Essentials and the Specialty segments of the business.

Operating income of $99.3 million for the first six months of fiscal 2006 includes $5.2 million of costs related to the terminated merger transaction with Bain Capital, restructuring costs of $4.3 million related to the integration of Delta Education including closure of our Southaven distribution center, $4.3 million in excess costs related to start-up in our Lancaster distribution center and $0.7 million investment to date in the Award program and Educators’ Symposium.

Operating income before those charges and investments is $113.8 million as compared to $114.2 million for the first six months of fiscal 2005.

Diluted earnings per share was $2.29, or $2.65 after taking into account the noted charges, compared to $2.66 last year, or $2.75 after adjustment for restructuring and bond redemption charges.

“Our fiscal 2006 revenue for back-to-school was essentially the same as last year,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “We expected stronger revenue trends tied to an improved state funding environment for preK-12 education but determined that the higher level of state funding was allocated to other needs. We are pleased with the improved gross margin performance of both our Essentials and Specialty segments and our continuing ability to improve free cash flow,” he added.

“Free cash flow for the first six months of fiscal 2006 was $41.5 million, an increase of $31 million over last year,” said Mary Kabacinski, Chief Financial Officer of School Specialty, Inc. “We are seeing sustained improvements in cash as we focus on a reduction in working capital requirements, particularly related to inventory and receivables,” she added. “We expect to continue substantial liquidation of working capital to cash in our third quarter in line with our historical performance.”

Second Quarter Financial Results

Revenues for the second quarter of fiscal 2006 were $344.4 million as compared to $361.5 million in the second quarter of fiscal 2005. Organic revenues were down within the Specialty and Essentials segments, partially offset by acquired revenues in the Specialty segment. Gross margin increased 210 basis points to 42.5 percent of revenues from 40.4 percent in the second quarter of fiscal 2005. The expansion in gross margin is primarily related to increased proprietary products in our product mix, as well as profitability improvements in the Essentials segment and the margin enhancing effect of the Delta acquisition.

Operating income for the quarter was $39.7 million as compared to $55.4 million in the second quarter of fiscal 2005. Operating income before costs related to the terminated merger transaction, restructuring costs and start-up costs and investments was $49.0 million as compared to $57.1 million in the second quarter of fiscal 2005. The decline in organic revenue and in operating income primarily reflects the timing effect of starting our second quarter one week later in the season following a 53-week year in fiscal 2005 as well as increased selling, general and administrative expenses related to a higher cost structure for acquired businesses which have not yet been fully integrated. Productivity improvements in our distribution centers and decreased selling expenses positively impacted the second quarter of fiscal 2006.

Net income was $20.6 million for the quarter as compared to $30.6 million in the second quarter of fiscal 2005, with diluted earnings per share of $0.85 for the quarter as compared to $1.30 in the second quarter of fiscal 2005. Net income, excluding the above noted charges and investments, was $26.3 million as compared to $32.7 million in the second quarter of fiscal 2005, with diluted earnings per share of $1.09 as compared to $1.39 in the second quarter of fiscal 2005, again reflecting the timing effect of starting our second quarter one week later in the season.

Six Month Financial Results

Revenues for the first six months of fiscal 2006 were a record $702.4 million as compared to $699.2 million last year, representing growth of 0.5 percent. The increase in revenues was due to acquired businesses, offset by modest revenue declines in both the Essentials and Specialty segments. Gross margin expanded 150 basis points to 43.2 percent from 41.7 percent last year. The increase in gross margin was driven by the increased proportion of high margin proprietary products in our product mix as well as various improvements in product pricing.

Net income was $55.2 million as compared to $62.6 million in fiscal 2005. Net income, excluding noted charges and investments, remained consistent at $64.1 million as compared to $64.7 million in fiscal 2005.

Outlook

School Specialty is confirming its previously announced revenue guidance for fiscal 2006 with revenue in a range of $1.03 to $1.06 billion, which includes approximately $46 million in revenue related to the acquisition of Delta Education, and revising its earnings per share guidance to $1.70 to $1.80 reflecting softness in the retail trade channels for the publishing business. That channel represents approximately 3.6 percent of our revenue base. The earnings guidance excludes costs of $5 to $6 million related to the terminated merger agreement and off-season restructuring costs estimated at $4 to $5 million related to the integration of Delta Education including the closure of our Southaven distribution center.

School Specialty is confirming fiscal 2007 guidance with revenue in a range of $1.08 to $1.15 billion and diluted earnings per share increasing to a range of $2.20 to $2.40 excluding the anticipated impact related to stock option expensing.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2006 second quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2005 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 29, 2005	October 23, 2004	October 29, 2005	October 23, 2004
Revenues	$344,365	$361,458	$702,402	$699,217

Cost of revenues	197,974	215,249	398,827	407,604

Gross profit	146,391	146,209	303,575	291,613

Selling, general and administrative expenses	99,920	89,102	194,815	177,389
Restructuring costs and costs related to terminated merger	6,752	1,689	9,488	1,689

Operating income	39,719	55,418	99,272	112,535

Interest expense and other	6,275	4,008	9,574	9,078
Premium paid and fees for convertible debt redemption	—	1,839	—	1,839

Income before provision for income taxes	33,444	49,571	89,698	101,618

Provision for income taxes	12,876	19,012	34,534	39,059

Net income	$20,568	$30,559	$55,164	$62,559

Weighted average shares outstanding:
Basic	22,881	21,734	22,869	20,409
Diluted	24,175	23,923	24,135	24,217

Per share amounts:
Basic	$0.90	$1.41	$2.41	$3.07
Diluted	$0.85	$1.30	$2.29	$2.66

Earnings before interest, taxes, depreciation, intangible amortization and amortization of development costs (EBITDA) reconciliation:
Net income	$20,568	$30,559	$55,164	$62,559
Provision for income taxes	12,876	19,012	34,534	39,059
Net interest expense	5,217	3,429	7,749	8,159
Depreciation and amortization expense	5,826	4,423	11,027	8,756
Amortization of development costs	1,113	1,100	2,270	1,932

EBITDA	$45,600	$58,523	$110,744	$120,465

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	October 29, 2005	April 30, 2005	October 23, 2004
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$7,684	$4,193	$7,649
Accounts receivable	163,883	60,374	167,453
Inventories	116,577	137,578	119,810
Prepaid expenses and other current assets	34,179	39,472	29,889
Deferred taxes	9,890	7,853	5,757

Total current assets	332,213	249,470	330,558
Property and equipment, net	75,383	73,264	62,933
Goodwill and other intangible assets, net	775,357	542,099	536,166
Other	21,938	19,772	17,675

Total assets	$1,204,891	$884,605	$947,332

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$275,066	$45,991	$63,476
Accounts payable	50,787	56,792	65,299
Other current liabilities	66,485	32,174	64,919

Total current liabilities	392,338	134,957	193,694
Long-term debt	149,528	149,680	149,988
Deferred taxes and other	58,600	55,423	43,127

Total liabilities	600,466	340,060	386,809
Shareholders’ equity	604,425	544,545	560,523

Total liabilities & shareholders’ equity	$1,204,891	$884,605	$947,332

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Six Months Ended
	October 29, 2005	October 23, 2004
Cash flows from operating activities:
Net income	$55,164	$62,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,027	8,756
Amortization of development costs	2,270	1,932
Amortization of debt fees and other	661	818
Deferred taxes	1,571	—
Loss on redemption of convertible debt	—	1,839
Gain on disposal or impairment of property and equipment	(66)	(35)
Net borrowings under accounts receivable securitization facility	2,800	—
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(81,139)	(112,621)
Inventories	42,109	23,443
Deferred catalog costs	7,393	1,994
Prepaid expenses and other current assets	1,978	(2,504)
Accounts payable	(12,736)	5,264
Accrued liabilities	24,155	26,283

Net cash provided by operating activities	55,187	17,728

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(270,325)	(19,149)
Additions to property and equipment	(5,960)	(4,965)
Investment in intangible and other assets	(1,275)	—
Investment in development costs	(3,775)	(2,730)
Proceeds from business disposition	—	193
Proceeds from disposal of property and equipment	81	32

Net cash used in investing activities	(281,254)	(26,619)

Cash flows from financing activities:
Proceeds from bank borrowings	977,800	358,000
Repayment of debt and capital leases	(748,987)	(309,667)
Redemption of convertible debt	—	(34,843)
Premium paid on redemption of convertible debt	—	(1,195)
Payment of debt fees and other	(226)	—
Proceeds from exercise of stock options	971	1,876

Net cash provided by financing activities	229,558	14,171

Net increase in cash and cash equivalents	3,491	5,280
Cash and cash equivalents, beginning of period	4,193	2,369

Cash and cash equivalents, end of period	$7,684	$7,649

Free cash flow reconciliation:
Net cash provided by operating activities	$55,187	$17,728
Additions to property and equipment	(5,960)	(4,965)
Investment in intangible and other assets	(1,275)	—
Investment in development costs	(3,775)	(2,730)
Proceeds from disposal of property and equipment	81	32
Net borrowings under accounts receivable securitization facility	(2,800)	—

Free cash flow	$41,458	$10,065

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2006

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

	2Q06-QTD	2Q05-QTD	Change $	Change %	% of Revenues
					2Q06-QTD	2Q05-QTD
Revenues
Specialty	$187,780	$184,724	$3,056	1.7%	54.5%	51.1%
Essentials	160,318	180,986	(20,668)	-11.4%	46.5%	50.1%
Corporate	173	—	173	100.0%	0.1%	0.0%
Intercompany Eliminations	(3,906)	(4,252)	346	-8.1%	-1.1%	-1.2%

Total Revenues	$344,365	$361,458	$(17,093)	-4.7%	100.0%	100.0%

	2Q06-QTD	2Q05-QTD	Change $	Change %	% of Gross Profit
					2Q06-QTD	2Q05-QTD
Gross Profit
Specialty	$96,164	$92,607	$3,557	3.8%	65.7%	63.3%
Essentials	49,876	53,942	(4,066)	-7.5%	34.1%	36.9%
Corporate	173	—	173	100.0%	0.1%	0.0%
Intercompany Eliminations	178	(340)	518	-152.4%	0.1%	-0.2%

Total Gross Profit	$146,391	$146,209	$182	0.1%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	2Q06-QTD	2Q05-QTD
Gross Margin
Specialty	51.2%	50.1%
Essentials	31.1%	29.8%
Corporate	100.0%	0.0%
Intercompany Eliminations	-4.6%	8.0%
Total Gross Margin	42.5%	40.4%

Segment Revenues and Gross Profit/Margin Analysis-YTD

	2Q06-YTD	2Q05-YTD	Change $	Change %	% of Revenue
					2Q06-YTD	2Q05-YTD
Revenues
Specialty	$377,523	$364,895	$12,628	3.5%	53.7%	52.2%
Essentials	334,860	343,842	(8,982)	-2.6%	47.7%	49.2%
Corporate	332	—	332	100.0%	0.1%	0.0%
Intercompany Eliminations	(10,313)	(9,520)	(793)	8.3%	-1.5%	-1.4%

Total Revenues	$702,402	$699,217	$3,185	0.5%	100.0%	100.0%

	2Q06-YTD	2Q05-YTD	Change $	Change %	% of Gross Profit
					2Q06-YTD	2Q05-YTD
Gross Profit
Specialty	$193,102	$185,326	$7,776	4.2%	63.6%	63.6%
Essentials	110,409	107,708	2,701	2.5%	36.4%	36.9%
Corporate	332	—	332	100.0%	0.1%	0.0%
Intercompany Eliminations	(268)	(1,421)	1,153	-81.1%	-0.1%	-0.5%

Total Gross Profit	$303,575	$291,613	$11,962	4.1%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	2Q06-YTD	2Q05-YTD
Gross Margin
Specialty	51.1%	50.8%
Essentials	33.0%	31.3%
Corporate	100.0%	0.0%
Intercompany Eliminations	2.6%	14.9%
Total Gross Margin	43.2%	41.7%